Exhibit 4.6

HOWARD BANCORP, INC.

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

PARTICPANT:       [Insert Name]

AWARD NO.      [Insert Award No.]

DATE OF GRANT:       [Insert Date]

NUMBER OF UNITS:       [Insert Number of Shares]

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of the Date of Grant by and between Howard Bancorp, Inc., a Maryland corporation (the “Corporation”), and the above-listed participant (“Participant”).

1. Certain Definitions. In this Agreement, terms with initial capitals shall have the meanings provided in the Plan, except as follows or as otherwise provided in this Agreement:

(a) “Awarded Shares” means the shares of Common Stock subject to the Award of Restricted Stock Units granted to the Participant pursuant to Section 2 hereof.

(b) “Date of Grant” means the date set forth as the “Date of Grant” on page 1 of this Agreement.

(c) “Plan” means the Howard Bancorp, Inc. 2013 Equity Incentive Plan.

(d) “Tax Liabilities” means all federal, state and/or local income tax withholding and the Participant’s share, if any, of all other payroll tax requirements liabilities with respect to all Awarded Shares.

2. Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Date of Grant, restricted stock units (“Restricted Stock Units”) with respect to shares of Common Stock under the Plan. Each Restricted Stock Unit which vests shall entitle the Participant to receive one share of Common Stock on the specified issuance date. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the date on which those vested shares shall become issuable to the Participant and the remaining terms and conditions governing the award of the Restricted Stock Units (the “Award”) shall be as set forth in this Agreement and the Plan.

3. Subject to Plan. The Award is in all instances subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by this reference. In the event of any direct conflict between this Agreement and the Plan, the provisions of the Plan shall control. Participant acknowledges receipt of a copy of the Plan and hereby accepts the Award subject to all of its terms and conditions.

4. Vesting Schedule With Respect to Awarded Shares; Issuance.

(a)         Vesting. Except as otherwise provided in this Agreement, the Restricted Stock Units shall vest in accordance with the schedule attached hereto as Exhibit A, based on the time and/or performance-based vesting conditions set forth therein and on Participant’s continued service with the Corporation and/or any Affiliate (“Continued Service”).

(b)         Issuance. The Awarded Shares will be issued immediately upon vesting in accordance with the foregoing vesting schedule set forth in Exhibit A hereto or as soon as practicable thereafter, but, in compliance with Section 409A of the Code, in no event shall the Awarded Shares be issued any later than March 15 of the calendar year following the calendar years in which the applicable Restricted Stock Units vest. The procedures pursuant to which the Tax Liabilities applicable to the Awarded Shares are to be collected are set forth in Section 19 of this Agreement. The settlement of all Restricted Stock Units which vest under the Award shall be made solely in Awarded Shares. In no event, however, shall any fractional shares be issued. Accordingly, the total number of Awarded Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

5. Limited Transferability. Prior to actual receipt of the Awarded Shares which become issuable hereunder, the Participant may not transfer any interest in the Award or the underlying Awarded Shares. Any Awarded Shares underlying Restricted Stock Units that vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance.

6. Cancellation, Acceleration of Vesting of Unvested Restricted Stock Units.

(a) In the event of termination of Participant’s Continued Service for any reason, other than in connection with a Change of Control or because of the Participant’s death or Disability, any Restricted Stock Units that are not vested on the date Participant ceases to provide Continued Service shall, automatically and without need of any further action by any person or entity, be forfeited. Neither Participant nor any successor, heir, assign or personal representative of Participant shall thereafter have any further rights or interest in such Restricted Stock Units.

(b)  Should a Change of Control be effected during the period of Participant’s Continued Service and at a time when one or more unvested Restricted Stock Units remain subject to this Award, then except as otherwise provided in the Plan such Restricted Stock Units shall vest and the underlying Awarded Shares shall be issued immediately prior to the closing of that Change of Control transaction. The Awarded Shares subject to the Restricted Stock Units that so vest shall be converted into the right to receive for each such Awarded Share the same consideration per share of Common Stock payable to the other holders of such Common Stock in consummation of the Change of Control and distributed at the same time as such stockholder payments.

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(c) In the event of a termination of a Participant’s Continued Service because of the Participant’s death or Disability, all Restricted Stock Units awarded herby shall immediately vest.

7. No Restriction on Corporation. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes to its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

8. Stockholder Rights; Stock Distributions; Capital Adjustments.

(a) The Participant shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Awarded Shares underlying the Restricted Stock Units subject to the Award until Participant becomes the record holder of those Awarded Shares following their actual issuance in accordance with Section 4(b) of this Agreement.

(b) Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable other than in shares of Common Stock, be declared and paid on the Corporation’s outstanding Common Stock in one or more calendar years during which Awarded Shares remain subject to this Award (i.e., those Awarded Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Awarded Shares had such Awarded Shares been issued and outstanding and entitled to that dividend or distribution. As the Restricted Stock Units subsequently vest and the Awarded Shares are issued in one or more installments hereunder, the phantom dividend equivalents credited to those Awarded Shares in the book account shall vest, and those vested phantom dividend equivalents shall be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) concurrently with the issuance of the Awarded Shares to which they relate. However, each such distribution shall be subject to the Corporation’s collection of the Tax Liabilities applicable to that distribution. In no event shall any phantom dividend equivalents vest or become distributable unless the Awarded Shares to which they relate are issued in accordance with the terms of this Agreement.

(c)  In the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of shares covered by the Restricted Stock Units shall, without further action on the part of the Corporation or the Participant, be appropriately adjusted to reflect such event. The Administrator may make adjustments, in its sole discretion, to address the treatment of fractional shares that arise with respect to the Award as a result of the stock dividend, stock split or reverse stock split.

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(d) Except with respect to the transactions set forth in Section 8(c) of this Agreement, in the event of any change affecting the Common Stock, the Corporation or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, reorganization, merger, consolidation, share exchange or other similar corporate transaction or event that affects the Common Stock, other than any such change that is part of a transaction resulting in a Change of Control, such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participant, then the Administrator shall make equitable changes or adjustments as are necessary or appropriate to prevent the dilution or enlargement of Participant’s rights relating to the number and kind of Awarded Shares that may thereafter be issued in connection with the Restricted Stock Units subject to the Award.

9. Liability of Corporation.

(a) The grant of the Awarded Shares shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto, including, without limitation, state and federal securities laws. The Corporation shall not be obligated to register, qualify or make any exemption from registration qualification available with respect to any Restricted Stock Units or Awarded Shares under any such laws.

(b) The Corporation makes no representation regarding the tax treatment of the Restricted Stock Units or Awarded Shares, and Participant should consult his or her tax advisor regarding the tax consequences to Participant of any transaction involving the Restricted Stock Units and Awarded Shares.

10. No Employment Contract. Neither the grant of the Restricted Stock Units nor the issuance of Awarded Shares pursuant to this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Corporation or any Affiliate to employ the Participant for any period.

11. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of laws. Any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in Maryland and all parties hereto hereby submit to the in personam jurisdiction of such court for purposes of any such action or proceeding and irrevocably agree that such court presents a convenient forum for the resolution of such dispute.

12. Severability of Provisions. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

13. Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if personally delivered or if mailed by certified mail, return receipt requested, prepaid and addressed to the address of the party as set forth in this Agreement or such other address as such party shall have furnished to the other party in writing.

14. Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

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15. No Waiver. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

16. Survival. All warranties, covenants and agreements of the parties made in this Agreement shall survive the issuance and purchase of the Awarded Shares and the delivery to Participant of the certificate or certificates evidencing the Awarded Shares.

17. Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all of the parties hereto.

18. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except to the extent (if any) expressly provided in this Agreement neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Participant without the prior written consent of the Corporation. The Corporation shall assign this Agreement and all of its rights hereunder in connection with any reorganization, merger, consolidation, sale or transfer of substantially all of the Corporation’s assets or sale or transfer of a controlling interest in the Corporation’s outstanding equity securities.

19. Withholding. The Corporation shall collect Tax Liabilities as follows:

(a) The Corporation shall collect the Tax Liabilities with respect to each distribution of phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Tax Liabilities, with the cash portion of the distribution to be the first portion so withheld.

(b) The Corporation shall collect the applicable Tax Liabilities with respect to all Awarded Shares that are issued pursuant to the vesting of Restricted Stock Units that vest pursuant to the provisions of this Agreement through an automatic share withholding procedure pursuant to which the Corporation will withhold, at the time of such issuance, a portion of the Awarded Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Tax Liabilities; provided, however, that the amount of any Awarded Shares so withheld shall not exceed the minimum statutory amount required to be withheld by the Corporation.

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20. Section 409A of the Code. In the event that it is reasonably determined by the Corporation that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules ”), benefits that the Participant is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Participant to be subject to tax under the Deferred Compensation Tax Rules, the Corporation shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Participant incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Participant is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), may, in the event the benefit to be provided is due to the Employee’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Corporation and its subsidiaries, shall be the first day following the six-month period beginning on the date of such separation from service. In addition, each installment of Awarded Shares due hereunder shall constitute a “separate payment” within the meaning of the Deferred Compensation Tax Rules.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by its duly authorized officer and Participant has also executed this Agreement all as of the day and year indicated above.

HOWARD BANCORP, INC.

By:
Print Name:
Title:

PARTICIPANT

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EXHIBIT A